                                            Registration No. 33-59145




SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549


AMENDMENT NO. 2 TO FORM S-3


REGISTRATION STATEMENT

Under

The Securities Act of 1933




MASSACHUSETTS ELECTRIC COMPANY
- ------------------------------
(Exact name of Registrant as specified in its charter)



            Massachusetts                         04-1988940
            -------------                         ----------
   (State or other jurisdiction of               (I.R.S. Employer
   incorporation or organization)               Identification No.)



25 Research Drive, Westborough, Massachusetts 01582
(508) 389-2000
- ---------------------------------------------------
(Address and Telephone Number
of Principal Executive Office)






Michael E. Jesanis                          Robert King Wulff
Treasurer                                   Corporation Counsel
25 Research Drive                           25 Research Drive
Westborough, Massachusetts 01582            Westborough, Massachusetts 01582

(Name, address and telephone number of agents for service)
- ----------------------------------------------------------

Please send copies of all communications to:

George J. Forsyth
Milbank, Tweed, Hadley & McCloy
1 Chase Manhattan Plaza
New York, New York  10005

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              #  SUBJECT TO COMPLETION, DATED                  #
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PROSPECTUS
  (LOGO)
                        MASSACHUSETTS ELECTRIC COMPANY

                 (A SUBSIDIARY OF NEW ENGLAND ELECTRIC SYSTEM)

                                 $100,000,000

                             FIRST MORTGAGE BONDS

                  BOND INTEREST WILL BE PAYABLE SEMIANNUALLY.

            THE BONDS WILL BE ISSUED ONLY AS FULLY REGISTERED BONDS IN DENOMINATIONS OF $1,000 OR ANY INTEGRAL MULTIPLE THEREOF.



    Massachusetts Electric Company (the Company) intends to offer, from time to time, not exceeding $100 million aggregate principal amount of its First Mortgage Bonds (the New Bonds). The New Bonds will be issued under a supplement to the Company's First Mortgage Indenture and Deed of Trust dated as of July 1, 1949. The New Bonds may be offered as one or more series and/or issues, and each series and/or issue of New Bonds will bear interest at a fixed rate, which, together with the series designation, principal amount, purchase price, maturity, interest payment dates, redemption terms, and any other specific provisions, will be established at the time of issuance and set forth in a prospectus supplement (Prospectus Supplement) for that series and/or issue. Interest on the New Bonds will be payable semiannually, and upon maturity or earlier redemption. The New Bonds will be secured by a direct first mortgage lien on substantially all of the Company's properties. See "Description of the New Bonds".



    The Company may sell the New Bonds by publicly inviting bids for the purchase of the New Bonds, through negotiation with one or more underwriters, through agents designated from time to time, or directly to other purchasers. See "Plan of Distribution". The names of the purchasers, underwriters or agents, the initial public offering price, any applicable discounts or commissions and the proceeds to the Company with respect to the New Bonds will be set forth in a Prospectus Supplement.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
       COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY
       STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
            OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY
                            IS A CRIMINAL OFFENSE.



    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED HEREIN. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER IN ANY STATE IN WHICH SUCH OFFER MAY NOT LAWFULLY BE MADE.



###############################################################################
#   A registration statement relating to these securities has been filed      #
# with the Securities and Exchange Commission but has not yet become          #
# effective.  Information contained herein is subject to completion or        #
# amendment.  These securities may not be sold nor may offers to buy be       #
# accepted prior to the time the registration statement becomes effective. # # This prospectus shall not constitute an offer to sell or the solicitation # # of an offer to buy nor shall there be any sale of these securities in any # # state in which such offer, solicitation or sale would be unlawful prior to # # registration or qualification under the securities laws of any such state. #
###############################################################################

                THE DATE OF THIS PROSPECTUS IS __________, 1995

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
                          AND ADDITIONAL INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934 and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (SEC). Certain information, as of particular dates, with respect to the Company's directors and officers, their remuneration, and their material interest in transactions with the Company, if any, is disclosed in the Company's Annual Report on Form 10-K.

    The following documents, which have heretofore been filed by the Company with the SEC pursuant to the Securities Exchange Act of 1934, are incorporated by reference in this prospectus and shall be deemed to be a part hereof:

         (1) Annual Report on Form 10-K for the year ended December 31, 1994 which contains financial statements of the Company as of December 31, 1994, and for the three years ended December 31, 1994 and incorporates by reference or includes the related reports of Coopers & Lybrand L.L.P., independent accountants.

         (2) Quarterly Report on Form 10-Q for the quarter ended March 31,
    1995.

         (3) Current Report on Form 8-K dated March 22, 1995.

    All documents filed by the Company with the SEC pursuant to section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this prospectus and prior to the termination of the offering made by this prospectus shall be incorporated herein by reference and shall be deemed to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

    Such documents and other information can be inspected and copied at the Public Reference Room in the office of the SEC at 450 Fifth Street, N.W., Washington, D.C. or at SEC Regional Offices at 7 World Trade Center, New York, New York and 500 West Madison Street, Chicago, Illinois. Copies of such material can be obtained from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

    THE COMPANY HEREBY UNDERTAKES TO PROVIDE WITHOUT CHARGE TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM A COPY OF THIS PROSPECTUS HAS BEEN DELIVERED, ON THE WRITTEN OR ORAL REQUEST OF ANY SUCH PERSON, A COPY OF ANY OR ALL OF THE DOCUMENTS REFERRED TO ABOVE WHICH HAVE BEEN OR MAY BE INCORPORATED BY REFERENCE IN THIS PROSPECTUS, OTHER THAN EXHIBITS TO SUCH DOCUMENTS. WRITTEN OR ORAL REQUESTS FOR SUCH COPIES SHOULD BE DIRECTED TO THE TREASURER, MASSACHUSETTS ELECTRIC COMPANY, 25 RESEARCH DRIVE, WESTBOROUGH, MASSACHUSETTS 01582 (TELEPHONE 508-389-2000).

                              SUMMARY INFORMATION

    The following material is qualified in its entirety by the information and financial statements appearing elsewhere in this prospectus and in the documents and information incorporated herein by reference.


Company.........................   Massachusetts Electric Company.

Parent..........................   New England Electric System.

Business........................   Retail electric utility.

Power Supply....................   New England Power Company, an affiliated
                                   wholesale generation company.

Service Area....................   Covers approximately 43% of Massachusetts
                                   with Worcester, Massachusetts, the largest city served.

Customers.......................   Approximately 940,000 as of December 31,
                                   1994.

Revenue Distribution............   For the 12 months ended December 31, 1994,
                                   the Company's revenues from the sale of
                                   electricity were derived 41% from
                                   residential customers, 37% from commercial customers, 21% from industrial customers, and 1% from others.

Securities Offered..............   Not exceeding $100,000,000 principal
                                   amount of First Mortgage Bonds, in one or more series.

Payment of Interest.............   Semiannually on dates to be determined.

Maturity........................   To be determined.

Security Interest...............   Secured, together with all other
                                   outstanding First Mortgage Bonds, by a
                                   mortgage on substantially all of the
                                   Company's properties.

Replacement Fund................   For all the Company's First Mortgage
                                   Bonds, the Company will make mandatory
                                   annual replacement fund payments equal to 2.4% of the average investment in depreciable property during the preceding year, to be satisfied by First Mortgage
                                   Bonds of any issue or series (including
                                   the New Bonds), cash, or additional
                                   property.  See "Description of the New
                                   Bonds -- Replacement Fund".

Redemption......................   To be determined for each series and/or
                                   issue of New Bonds. See "Description of the New Bonds -- Redemption".

                                          MASSACHUSETTS ELECTRIC COMPANY

                                          SELECTED FINANCIAL INFORMATION
                                              (DOLLARS IN THOUSANDS)
                                                                          Years Ended December 31,
                                                         --------------------------------------------------------
                                        12 Months Ended
                                        March 31, 1995
                                          (Unaudited)      1994        1993        1992        1991        1990
                                        ---------------    ----        ----        ----        ----        ----
STATEMENT OF INCOME DATA:
   Operating Revenue................      $1,473,450    $1,482,070  $1,468,540  $1,412,948  $1,363,888  $1,242,945
   Net Income.......................      $   30,280    $   34,726  $   23,779  $   34,905  $   25,243  $   35,192
   Ratio of Earnings to
     Fixed Charges: (1)                         2.64          3.06        2.29        3.15        2.66        3.25
Utility Plant, net (end of
  period) (2).......................      $1,005,333    $  995,995  $  945,285  $  906,293  $  865,018  $  827,915


                                            AS OF MARCH 31, 1995
                                                   (UNAUDITED)
                                            ------------------------
                                               AMOUNT      RATIO
                                              --------    -------
CAPITAL STRUCTURE:
    First Mortgage Bonds (3) .......          $338,413     43.90%
    Cumulative Preferred Stock......            50,000      6.49
    Common Stock Equity.............           382,389     49.61
                                              --------    ------
         Total......................          $770,802    100.00%
                                              ========    ======

- ---------------

(1) In determining the ratios of earnings to fixed charges, earnings were arrived at by adding to net income all income taxes and fixed charges.  Fixed charges consist of interest and amortization of debt premiums, discounts and expense on all indebtedness.
(2) Includes construction work in progress.
(3) Includes $25 million of long-term debt due within one year.

The Company had $68,725,000 of short-term indebtedness outstanding as of March 31, 1995.

                                  THE COMPANY

    The Company, incorporated in Massachusetts in 1887, is a retail electric utility subsidiary of New England Electric System (NEES), a registered holding company under the Public Utility Holding Company Act of 1935 (the 1935 Act). NEES owns all of the Company's common stock. The executive offices of the Company are at 25 Research Drive, Westborough, Massachusetts 01582 (telephone 508-389-2000).

                                USE OF PROCEEDS

    The proceeds from the sale of the New Bonds will be applied to the cost of, or the reimbursement of the treasury for, or to the payment of short-term borrowings incurred for (i) capitalizable additions and improvements to the plant and property of the Company, (ii) other capitalizable expenditures, or
(iii) if market conditions warrant, the redemption of or the retirement of outstanding First Mortgage Bonds of the Company.

                          CONSTRUCTION AND FINANCING

    The Company's construction expenditures, excluding allowance for funds used during construction, were $94 million in 1994, and are estimated to be approximately $105 million in 1995 and $95 million in 1996 and 1997. These construction expenditures are incurred principally for improvements and additions to the Company's distribution system. The Company conducts a continuing review of its construction program. This program and the above estimates relating thereto are subject to revisions based upon changes in assumptions concerning, among other things, load growth and rates of inflation.

    The funds needed to pay for the Company's construction expenditures will be provided from internal sources and from external financing. The Company estimates that 90% of its 1995-1997 construction requirements will be provided from internal sources or from anticipated capital contributions made by NEES. The balance will be provided initially from short-term borrowings, to be repaid from the proceeds of the sale of long-term securities (First Mortgage Bonds, including the New Bonds, or preferred stock sold to the public, or common stock sold to NEES).

    The Company's preferred stock preference provisions limit the amount of short-term unsecured indebtedness which may be outstanding after September 30, 1998 to 10% of the sum of secured indebtedness, capital, premiums, and retained earnings, unless a higher amount is authorized by vote of the preferred stockholders; prior to such date, the limit is 20%. At March 31, 1995, this limit was approximately $154 million.

    Under its Articles of Organization and By-Laws, the Company may issue additional preferred stock, absent a vote of a majority of the holders of preferred stock, (a) in the case of a refunding issue, or (b) when (i) gross income, as defined therein, for any twelve consecutive calendar months within the preceding fifteen months available for interest on indebtedness and dividends on its preferred stock is at least 1-1/2 times the annual interest charges and dividend requirements on all interest bearing indebtedness and all preferred stock including the new issue, (ii) the aggregate outstanding par value of all series of preferred stock, including the new issue, does not exceed $120 million, and (iii) the equity of stock junior to the preferred stock is at least equal to the par value of the preferred stock. Under the provision that is currently the most restrictive (the aggregate par value provision), as of March 31, 1995, the Company could issue $70 million of new preferred stock.

    For information on limitations on the Company's ability to issue First Mortgage Bonds, see "Description of the New Bonds -- Additional First Mortgage Bonds" in this prospectus.

                         DESCRIPTION OF THE NEW BONDS

GENERAL

    The New Bonds will be issued under and secured by a First Mortgage Indenture and Deed of Trust dated as of July 1, 1949, from the Company to State Street Bank and Trust Company (formerly Second Bank -- State Street Trust Company, successor to The Second National Bank of Boston), Boston, Massachusetts, as Trustee, and indentures supplemental thereto, including a Twenty-First Supplemental Indenture to State Street Bank and Trust Company, as Trustee, with respect to the New Bonds (collectively, the Indenture). Each series and/or issue of the New Bonds will mature in the year shown in its title, and will bear interest beginning from the date as of which such issue of New Bonds is first certified and delivered, at the rate per annum shown in its title. Interest will be payable semiannually. Principal and premium, if any, will be payable at the office of the Trustee. Interest will be payable at the office of the Trustee or, at the Company's option, by mailing checks to registered owners at their addresses set forth in the bond register. It is the Company's general practice to mail interest checks to registered owners.

    The designation and principal amount of the New Bonds, the date of maturity (which date will not be more than thirty years from the date on which such New Bonds were first certified and delivered), the interest rate, the interest payment dates, and the provisions for redemption (including any premium or premiums payable thereon) will be separately established for each series and/or issue and set forth in the applicable prospectus supplement.

    The New Bonds will be issued only in the form of fully registered bonds without coupons in denominations of $1,000 or any integral multiple thereof. Any of the New Bonds may be presented at the office of the Trustee for exchange for a like aggregate principal amount of New Bonds of the same series and/or issue of other authorized denominations or for transfer, without payment in either case of any charge other than stamp taxes or other governmental charges, if any, required to be paid by the Company.

    The brief summary herein of certain provisions of the Indenture is merely an outline and does not purport to be complete. It uses defined terms and is qualified in its entirety by reference to the Indenture which is filed as an exhibit to the Registration Statement.

REDEMPTION

    The redemption provisions of each series and/or issue of the New Bonds will be described in the prospectus supplement relating thereto.

SECURITY AND PRIORITY

    The New Bonds, when duly issued, will be secured, together with all other outstanding First Mortgage Bonds, by a direct first mortgage lien on substantially all the properties and franchises then owned by the Company, subject only to liens permitted by the Indenture. Certain types of property are excepted from the lien of the Indenture, including consumable property, fuel, automotive and office equipment, merchandise held for sale, supplies, cash, receivables, and securities. The after-acquired property clause of the Indenture, by its terms and to the extent permitted by law, applies the lien of the Indenture to property subsequently acquired by the Company. The Indenture provides for the release or substitution of property subject to the lien of the Indenture under certain circumstances provided that specific conditions are met.

    No other securities may be issued ranking prior to or on a parity with the New Bonds with respect to the security provided by the Indenture, except additional First Mortgage Bonds issued in the manner summarized below under "Additional First Mortgage Bonds" and obligations existing or created in connection with the acquisition of after-acquired property, which may not exceed 60% of the cost or fair value, whichever is less, of such property.

REPLACEMENT FUND

    There is a replacement fund applicable to all outstanding Bonds of the Company with an annual requirement, payable August 1, computed on the basis of 2.4% of the average gross plant investment in depreciable electric utility property at the beginning and end of each month during the preceding calendar year. The annual replacement fund requirement may be satisfied in cash or First Mortgage Bonds (including the New Bonds) of any series or by the allocation of an amount of additional property (as defined in the Indenture). The aggregate amount of additional property used to satisfy the replacement fund requirement may be used to offset net retirements in computing the net amount of additional property.

    Any series and/or issue of New Bonds may be redeemed at special redemption prices to satisfy the annual replacement fund requirement. However, the use of cash for redemptions of New Bonds may be restricted by any noncallability or nonrefundability provisions that may be established for that series and/or issue of New Bonds.

ADDITIONAL FIRST MORTGAGE BONDS

    Additional Bonds of any series may be issued as follows:

        (A) against 60% of the net amount of additional property (70% after the Series R and S First Mortgage Bonds are retired);

        (B) to refund a like amount of First Mortgage Bonds of any series which are not then funded; or

        (C) against the deposit of cash (to a limit of $10 million held by the Trustee at any one time).

    When the Series R First Mortgage Bonds are retired, there will be no limit on the amount of cash that may be deposited with the Trustee. Cash so deposited with the Trustee may be withdrawn in amounts equal to the principal amount of First Mortgage Bonds otherwise issuable against additional property or retired First Mortgage Bonds.

    In connection with the issue of First Mortgage Bonds against additional property or cash (other than cash provided for the retirement of First Mortgage Bonds) the Company must demonstrate that net earnings for any 12 consecutive calendar months within the preceding 15 months are at least twice the annual interest charges on all First Mortgage Bonds outstanding and applied for and on all equal or prior lien indebtedness. For the twelve months ended March 31, 1995, the ratio of net earnings to annual interest charges on all Bonds outstanding was 2.91. Except under limited circumstances, no earnings test is required in connection with the refunding of a like amount of First Mortgage Bonds.

    The Company has the option of using a two-step process in connection with an issuance of additional First Mortgage Bonds against additional property. In exercising such option, the Company first must demonstrate to the satisfaction of the Trustee that the requirements for such an issue (described in clause
(A) immediately above) have been satisfied and then, subject to further demonstrations in accordance with the Indenture, the Company may request the issuance of such additional Bonds from time to time.

    The New Bonds will be issued against additional property or against First Mortgage Bonds theretofore retired. As of March 31, 1995, the Company had approximately $400 million net amount of additional property against which $240 million of additional First Mortgage Bonds could be issued.

    Pursuant to the limitations described above (the Net Earnings requirement being most restrictive), the Company, as of March 31, 1995, could have issued approximately $135 million of additional First Mortgage Bonds.

DIVIDEND RESTRICTION

    The Twenty-First Supplemental Indenture for the New Bonds does not contain provisions restricting the payment of dividends on common stock by the Company. Dividend restrictions dependent upon earned surplus are binding on the Company so long as certain prior series of the Company's First Mortgage Bonds are outstanding. The most restrictive provisions currently binding on the Company are set forth in the supplemental indenture relating to the Series R First Mortgage Bonds. Under these provisions, which are applicable so long as any Series R First Mortgage Bonds are outstanding, approximately $30 million of the Company's retained earnings were unavailable for dividends on common stock at March 31, 1995.

    So long as any preferred stock is outstanding, certain restrictions on payment of dividends on the common stock would come into effect if the junior stock equity were, or by reason of payment of such dividends became, less than 25% of total capitalization. However, the junior stock equity at March 31, 1995, was 50% of total capitalization and, accordingly, none of the Company's retained earnings at March 31, 1995, was restricted as to dividends on common stock under the foregoing restrictions.

PERIODIC INSPECTION OF PROPERTY

    Inspection by an independent engineer is required at least once every five years or more often if requested by the holders of not less than 25% of the aggregate principal amount of the Bonds at the time outstanding. The Company is to make good any maintenance deficiency and to record retirements as called for by the engineer's report.

MODIFICATION OF THE INDENTURE

    Any provision of the Indenture may be modified with the consent of the holders of not less than 66-2/3% of the aggregate principal amount of the Bonds at the time outstanding (and, if one or more series of Bonds are differently affected, with the consent of the holders of 66-2/3% of the aggregate principal amount of the Bonds of each series so affected). No such modification may (a) affect certain provisions protecting the Trustee without the Trustee's assent, (b) affect the payment of principal, premium, or interest on any Bonds, or extend the maturity or time of payment, without the consent of the Bondholders affected, (c) permit the creation by the Company of any lien ranking prior to or on a parity with the lien of the Indenture except as expressly authorized in the Indenture, (d) reduce the above specified percentages of Bondholders, or (e) permit, in the opinion of the Trustee, a substantial impairment of the benefits or lien of the Indenture. No such modification may be made which would conflict with the Trust Indenture Act of 1939, as at the time in effect.

THE TRUSTEE

    The Trustee acts as trustee for an affiliate's general and refunding mortgage bonds. The Trustee also participates in a line of credit of the parent and an affiliate of the Company. The Trustee is also dividend paying and transfer agent for the Company's preferred stock.

    The Trustee may become the owner or pledgee of First Mortgage Bonds with the same rights as if it were not the Trustee. The holders of a majority in aggregate principal amount of the First Mortgage Bonds outstanding may require the Trustee to take certain action, except when the action would be unlawful, would involve the Trustee in personal liability, or would be unjustifiably prejudicial to the nonassenting Bondholders, or when the Trustee would not be sufficiently indemnified for any expenditures in the action.

DEFAULTS

    The following are defaults under the Indenture: (a) failure to pay principal when due; (b) failure for 30 days to pay interest after due;
(c) failure to pay any installment of the sinking, replacement, or other analogous fund for 60 days after due; (d) the expiration of 60 days following the bankruptcy of, the reorganization of, or the appointment of a receiver for, the Company; (e) certain other acts of bankruptcy, insolvency, or reorganization; and (f) failure to perform other provisions of the Indenture for 60 days following a demand by the Trustee to the Company to cure such failure. The Trustee may withhold notice to the Bondholders of any default, except default in the payment of principal, interest, or any sinking fund or replacement fund installment, if certain officers and directors of the Trustee determine in good faith that withholding such notice is in the interest of the Bondholders.

EVIDENCE TO BE FURNISHED TO TRUSTEE

    The Company must periodically furnish to the Trustee evidence as to the absence of default in connection with certain annual sinking fund and replacement fund requirements and as to compliance with certain other terms of the Indenture. Furthermore, prior to issuance of additional First Mortgage Bonds, release of property, withdrawal of cash, and various other actions under the Indenture, evidence must be furnished as to the absence of default and as to compliance with certain terms of the Indenture. Whenever all indebtedness secured by the Indenture shall have been paid, or adequate provision therefor made, the Trustee shall, upon request of the Company and receipt by the Trustee of evidence as to compliance with conditions precedent under the Indenture, cancel and discharge the lien of the Indenture.

                                    EXPERTS

    The balance sheets of the Company as of December 31, 1994 and 1993 and the related statements of income, retained earnings, and cash flows for each of the three years in the period ended December 31, 1994, all incorporated by reference in Massachusetts Electric Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994, incorporated by reference in this prospectus, have been incorporated herein in reliance on the reports of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

    The statements of law and legal conclusions made in this prospectus, not otherwise attributed, have been reviewed by Kirk L. Ramsauer and/or Robert King Wulff and are made upon their authority as experts.

                                 LEGAL MATTERS

    Legal matters in connection with the securities offered hereby will be passed upon for the Company by Kirk L. Ramsauer, Assistant General Counsel, and/or Robert King Wulff, Corporation Counsel, 25 Research Drive, Westborough, Massachusetts, and will be passed upon for the underwriter(s), purchaser(s), or agent(s) by Milbank, Tweed, Hadley & McCloy, 1 Chase Manhattan Plaza, New York, New York. The opinion of Robert King Wulff and/or Kirk L. Ramsauer as to legal matters in connection with the securities offered hereby is filed as an exhibit to the registration statement.

                             PLAN OF DISTRIBUTION

    The Company may sell the New Bonds in any of the following ways:
(i) through competitive bidding; (ii) through negotiation with one or more underwriters; (iii) through one or more agents designated from time to time;
(iv) directly to other purchasers; or (v) any combination of the above. The terms of any offering of the New Bonds, including the name or names of any underwriters or agents with whom the Company has entered into arrangements with respect to the sale of such New Bonds, the proceeds to the Company, any underwriting discounts or commissions and other terms constituting underwriters' compensation, the initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers, will be set forth in the prospectus supplement relating to such offering. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

    If an underwriter or underwriters are involved in the sale of any New Bonds, the Company will execute an underwriting or purchase agreement with such underwriters at the time of sale, and the names of the underwriters, the principal amount of New Bonds to be purchased thereby and the other terms and conditions of the transaction will be set forth in the prospectus supplement relating to such sale. The New Bonds will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of the sale. Unless otherwise indicated in the prospectus supplement, the underwriting or purchase agreement will provide that the underwriter or underwriters are obligated to purchase all of an issue of the New Bonds offered in the prospectus supplement if any are purchased.

    If any New Bonds are sold through an agent or agents designated by the Company from time to time, the prospectus supplement will name any such agent, set forth any commissions payable by the Company to any such agent and the obligations of such agent with respect to such New Bonds. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

    In connection with the sale of the New Bonds, any purchasers, underwriters, or agents may receive compensation from the Company or from purchasers in the form of concessions or commissions. The underwriters will be, and any agents and any dealers participating in the distribution of the New Bonds may be, deemed to be underwriters within the meaning of the Securities Act of 1933. The agreement between the Company and any purchasers, underwriters, or agents will contain reciprocal covenants of indemnity between the Company and the purchasers, underwriters, or agents against certain liabilities, including liabilities under the Securities Act of 1933.

SIGNATURE


      PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT CONTINUES TO MEET ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS AMENDMENT NO. 2 TO ITS REGISTRATION STATEMENT, FILED WITH THE COMMISSION ON MAY 5, 1995 (COMMISSION FILE NO. 33-59145), TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE TOWN OF WESTBOROUGH, THE COMMONWEALTH OF MASSACHUSETTS, ON THE 12TH DAY OF JUNE, 1995.

                                          MASSACHUSETTS ELECTRIC COMPANY


                                          s/John G. Cochrane
                                          _____________________________
                                          John G. Cochrane
                                          Attorney-in-Fact




      PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT NO. 2 TO THE REGISTRATION STATEMENT (COMMISSION FILE NO. 33-59145) HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATE INDICATED.

      Signature and Title

(I)   Principal Executive Officer:

      John H. Dickson, President

(II)  Principal Financial Officer:

      Michael E. Jesanis, Treasurer

(III) Principal Accounting Officer:

      Howard W. McDowell

(IV)  Directors:  (A Majority)

      Urville J. Beaumont
      Joan T. Bok
      Sally L. Collins
      John H. Dickson
      Patricia McGovern
      John F. Reilly, Jr.
      John W. Rowe                        s/John G. Cochrane
      Richard P. Sergel           All by  _____________________________
      Richard M. Shribma                  John G. Cochrane
      Roslyn M. Watson                    Attorney-in-Fact


Date:  June 12, 1995